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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  At Road, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04648K 10 5
       ------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                          ---------------------------
CUSIP No. 04648K 10 5                                 Page 1 of 10 Pages
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ABS Capital Partners III, L.P.
     06-1529414
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                         0 shares
      NUMBER OF      -----------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY           2,880,769 shares
        EACH         -----------------------------------------------------------
     REPORTING       7   SOLE DISPOSITIVE POWER
       PERSON
        WITH:            0 shares
                     -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         2,880,769 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,880,769 shares
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------                               --------------------------
CUSIP No. 04648K 10 5                                   Page 2 of 10 Pages
-----------------------                               --------------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABS Partners III, L.L.C.
      06-1529413
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [X]
                                                                  (b) [_]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                             5.   SOLE VOTING POWER

                                  0 shares
         NUMBER OF         -----------------------------------------------------
          SHARES             6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 2,880,769 shares
           EACH            -----------------------------------------------------
        REPORTING            7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH:                  0 shares
                           -----------------------------------------------------
                             8.   SHARED DISPOSITIVE POWER

                                  2,880,769 shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,880,769 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                           -----------------------
CUSIP No. 04648K 10 5                                       Page 3 of 10 Pages
------------------------------                           -----------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Andrew T. Sheehan
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                     5.  SOLE VOTING POWER

                         32,734 shares
      NUMBER OF      -----------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY           0
        EACH         -----------------------------------------------------------
     REPORTING       7   SOLE DISPOSITIVE POWER
      PERSON
       WITH:             32,734 shares
                     -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    32,734 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    *
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN
--------------------------------------------------------------------------------

* less than 1%

                                  SCHEDULE 13G
--------------------------                                 ---------------------
CUSIP No. 04648K 10 5                                        Page 4 of 10 Pages
--------------------------                                 ---------------------

Item 1(a)  Name of Issuer:

           At Road, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

           47200 Bayside Parkway
           Fremont, CA 94538

Item 2(a):                             Item 2(b):                            Item 2(c):

Name of Persons Filing:                Address:                              Citizenship or Place of Organization:
ABS Capital Partners III, L.P.         400 East Pratt Street, Suite 910      Delaware
("ABS Capital"), a Delaware            Baltimore, MD 21202
limited partnership

ABS Partners III, L.L.C.               400 East Pratt Street, Suite 910      Delaware
("ABS Partners"), a Delaware limited   Baltimore, MD 21202
liability company and the sole
general partner of ABS Capital

Andrew T. Sheehan                      1001 Bayhill Drive
                                       San Bruno, CA 94066                   United States

Item 2(d): Title of Class of Securities:

           Common stock, par value $.0001 per share

Item 2(e): CUSIP Number:

           04648K 10 5

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

           Not applicable.

                                  SCHEDULE 13G

----------------------------                        ----------------------------
CUSIP No. 04648K 10 5                                Page 5 of 10 Pages
----------------------------                        ----------------------------

Item 4:  Ownership:

         (a)   Amount Beneficially Owned:

               As of December 31, 2002, ABS Capital beneficially owns 2,880,769 shares of common stock (the "Shares"). ABS Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Partners as the sole general partner of ABS Capital. ABS Partners, as the general partner of ABS Capital, may be deemed to beneficially own the Shares. Andrew
               T. Sheehan, a former member of ABS Partners, is a director of the issuer and may be considered part of a "group" with the other reporting persons by virtue of his relationship with ABS Partners. Mr. Sheehan beneficially owns 32,734 shares of common stock that underlie stock options that are exercisable within 60 days of December 31, 2002. Mr. Sheehan expressly disclaims beneficial ownership of the Shares owned by ABS Capital.

         (b)   Percent of class:

               The Shares represent 6.1% of the outstanding common stock (based on 47,524,452 shares of common stock outstanding as of November 1, 2002).

         (c)   Number of shares to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     Each of ABS Capital and ABS Partners has sole power to vote or to direct the vote of 0 shares.

                     Mr. Sheehan has sole power to vote or direct the vote of 32,734 shares.

               (ii)  Shared power to vote or to direct the vote:

                     ABS Capital and ABS Partners have shared power to vote or direct the vote of 2,880,769 shares.

               (iii) Sole power to dispose or to direct the disposition of:

                     Each of ABS Capital and ABS Partners has sole power to dispose or to direct the disposition of 0 shares.

                     Mr. Sheehan has sole power to dispose or to direct the disposition of 32,734 shares.

               (iv)  Shared power to dispose or to direct the disposition of:

                     ABS Capital and ABS Partners have shared power to dispose or to direct the disposition of 2,880,769 shares.

Item 5:  Ownership of Five Percent or Less of Class:

         Not applicable.

                                  SCHEDULE 13G

----------------------------                        ----------------------------
CUSIP No. 04648K 10 5                                Page 6 of 10 Pages
----------------------------                        ----------------------------

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         Not applicable.

Item 8:  Identification and Classification of Members of the Group:

         See Exhibit 1 attached hereto.

Item 9:  Notice of Dissolution of Group:

         Not applicable.

Item 10: Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------------                          ---------------------------
CUSIP No. 04648K 10 5                                 Page 7 of 10 Pages
---------------------------                          ---------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 2 hereto.

                                      Date:  February 14, 2003

                                      ABS CAPITAL PARTNERS III, L.P.

                                      By:  ABS Partners III, L.L.C.

                                      By:        *
                                         ---------------------------------------
                                           General Partner

                                      ABS PARTNERS III, L.L.C.

                                      By:        *
                                         ---------------------------------------
                                           General Partner

                                                 *
                                         ---------------------------------------
                                           Andrew T. Sheehan

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 3.

                                      By: /s/ Charles Dieveney
                                         ---------------------------------------
                                              Charles Dieveney
                                              Attorney-in-Fact

---------------------------                          ---------------------------
CUSIP No. 04648K 10 5                                 Page 8 of 10 Pages
---------------------------                          ---------------------------

                                                                       Exhibit 1

                            IDENTITY OF GROUP MEMBERS


           ABS Capital Partners III, L.P.

           ABS Partners III, L.L.C.

           Andrew T. Sheehan

------------------------                            ----------------------------
CUSIP No. 04648K 10 5                                 Page 9 of 10 Pages
------------------------                            ----------------------------

                                                                       Exhibit 2

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of common stock of At Road, Inc. by ABS Capital Partners III, L.P.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED as a sealed instrument this 14th day of February, 2003.

                                           ABS CAPITAL PARTNERS III, L.P.

                                           By: ABS Partners III, L.L.C.

                                           By:                 *
                                              ----------------------------------
                                               General Partner

                                           ABS PARTNERS III, L.L.C.

                                           By:                 *
                                              ----------------------------------
                                                  General Partner

                                                               *
                                              ----------------------------------
                                                  Andrew T. Sheehan


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 3.

                                           By:  /s/  Charles Dieveney
                                                --------------------------------
                                                  Charles Dieveney
                                                  Attorney-in-Fact

-----------------------                              ---------------------------
CUSIP No. 04648K 10 5                                  Page 10 of 10 Pages
-----------------------                              ---------------------------

                                                                       Exhibit 3

                                POWER OF ATTORNEY

     The Power of Attorney is hereby incorporated by reference from ABS Capital's Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001.